Exhibit (a)(5)(A)

[Form of Email to Unitholders]

CONFIDENTIAL

Dear XXXX,

As previewed in my email of May 21st, the dealer managers and management of TCW Direct Lending LLC were considering the potential benefit of having a meeting of all existing unitholders at some point during the exchange offer period. Over the course of the last several days many unitholders have expressed considerable interest with regard to such a meeting. Therefore, we will be hosting a lunch in New York City on Thursday, June 14th at 12:30pm. We believe this venue will not only allow unitholders in attendance to hear further from management and the dealer managers on the details of the exchange, but will also provide the opportunity to discuss the exchange with one another in a group setting.

Location details are as follows:

GROUP LUNCH

JUNE 14, 2018

12:30 PM ET

XXXX

TEL: +1 XXX XXX XXXX

Unitholders who would like to register for the group lunch or have questions should email XXXX from Morgan Stanley at XXXX@XXXX.XXX.

I sincerely hope you are able to attend, and look forward to seeing you there.

Best Regards,

Jim Bold